SinoCoking Announces Preliminary Fiscal Year 2010 Financial Results; Provides Business Outlook for Fiscal Year 2011

Management to host conference call on August 24, 2010 at 9:00am ET

PINGDINGSHAN, China, Aug. 24 /PRNewswire-Asia-FirstCall/ -- SinoCoking Coal and Coke Chemical Industries, Inc. (Nasdaq:SCOK - News) (the "Company" or "SinoCoking"), a vertically-integrated coal and coke processor, announced unaudited preliminary financial results for the fourth quarter and fiscal year ended June 30, 2010. These numbers are not final and management reiterates that changes are possible. Audited numbers and the associated 10-K filing are expected to be released by September 27, 2010.

•	Preliminary FY10 revenues of $58 million and net income of $16 million
•	Non-mining operations continue to generate solid profits and cash flows; in discussions to secure coal supply to meet all coking needs for coming year
•
Strong liquidity profile - $16 million cash and equivalents, $40 million in potential credit facility, positive cash flow from operations – provides financial flexibility to capitalize on market opportunities

•	New coking facility on track for completion by first quarter of CY11; expands capacity from 250,000 Metric Tons (MT) to 1.1 million MT and enhances margins
•	Recently announced entry into agreements to acquire two coal mines with combined annual capacity of 300,000 MT; mining moratorium accelerates additional acquisition opportunities

FY10 Preliminary Results

The Company is currently in the process of finalizing its audit covering financial results for fiscal 2010, which ended June 30. Based on the information currently available, management expects to report forth quarter revenues and net income of $10 million and $2 million, respectively. Management expects to report revenues of approximately $58 million for the 2010 fiscal year, which represents year-over-year revenue growth of approximately 11%, and net income of approximately $16 million, representing year-over-year decline of approximately 4%, which excludes non-cash charges.

Results in the fourth quarter were impacted by lower market demand for both washed coal and coking products, in addition to lower volume of coking byproducts.

The Company had approximately $16 million of cash and equivalents and $2.9 million of debt at June 30, 2010. The Company has a $22 million credit facility in place.

Operating Review

On June 22, 2010, the Pingdingshan county government issued a temporary halt to all coal mining activities in the Pingdingshan County, Henan province in order to conduct safety reviews of all coal mines. Our coal mine, Hongchang Mine, has been idle since this announcement, which did not result in a measurable impact to our fourth quarter results.

Since we started producing coal in 2007, we have maintained industry compliant safety standards. Our mine, located in Pingdingshan, passed the safety requirements when local regulatory officials completed their inspection during 2008. In addition, we are one of seven mining companies in Henan Province, and the only non-state-owned, granted consolidator status by the Baofeng County government and the municipality of Pingdingshan in June. While we eagerly anticipate the government’s announcement to resume coal mining production, we are confident all of our coal mines and facilities meet all safety and environmental standards. We will provide additional material information to our shareholders as it becomes available. A few sources covering this event and information on China’s mining sector include http://news.shangdu.com/dishi/603/2009/09/18/2009-09-18_210738_603.shtml and http://news.southcn.com/z/2010-07/09/content_13618248.htm.

With strong support from the Henan provincial government, SinoCoking has been in active discussions with a large state-owned coal group in Henan Province to secure a strategic partnership, which is expected to supply approximately 2 million metric tons of coal and clean coal annually to sustain the Company’s coal delivery and non-mining businesses during the temporary moratorium. The Company will provide further details once it has a definitive agreement in place. SinoCoking will keep and expand this strategy, and the Company expects that it will have the same partnership with other Provincial state-owned companies, and expects to reach a 6 million coal product purchasing agreements, in order to indirectly control the coal resource in the long run.

All of our non-mining operations, including our washed coal processing and coking production businesses, continue to operate without interruption after the mining moratorium was announced. These businesses collectively accounted for over 50% of total revenues during FY09. Earlier this year, we started construction on our state-of-the-art, new 900,000 MT coking facility in Baofeng. With an actual coke processing capacity of 850,000 MT, this new facility will bring our total coking capacity to 1,100,000 MT per year. Additionally, this new facility is anticipated to provide two significant financial benefits to SinoCoking. First, due to advanced equipment, we will be able to use less expensive, lower grade washed coal to produce high quality coke. This will not only boost margins for our coking products, but it will also allow us to sell more of our higher grade washed coal from our own facilities, thereby increasing the margins for those products as well. Second, the byproducts from the new coking facility can be used to produce higher margin products. Similar to our current coking facility, the new coking plant will generate coal tar, which we sell to chemical and aluminum companies to produce a variety of end products, including fertilizer, sealant and wood treatment compounds. Another byproduct of coking is coal gas, which we use to generate electricity for our operations, thereby reducing our operating costs. We plan to sell the additional coal gas produced from this new facility to local municipalities. Finally, our new coking plant will allow us to process other coal related byproducts such as benzol, sulfur and ammonium sulfate. Because all of these byproducts have marginal incremental costs, we will generate approximately 60% gross margins for these products compared to 30%-50% for raw and washed coal.

Construction of the new facility remains on track. We acquired the land rights and started construction. We remain confident in completing construction by the second calendar quarter of 2011. Capital expenditures are estimated at $70 million, of which approximately $10 million has been spent to date. The balance will be financed from existing cash and bank lines.

Regulatory Review

In February of 2010, the Chinese government, along with provincial authorities, issued guidelines for consolidation in the coal mining industries. The regulators goal is to reduce the total number of mines in the Pingdingshan area from 140 to 40. All mines producing less than 150,000 metric tons of coal per year and coal companies with less than 1,000,000 metric tons of reserves must be sold or shut down by the end of 2010. Prior to the two acquisitions we announced on, SinoCoking was able to produce approximately 250,000 MT of raw coal annually. The authorities have stated that no equity ownership rights may be transferred until the initial stage of consolidation has been completed, which is scheduled by the end of March, 2011. Therefore, we fully expect to complete the acquisition of 60% of Baofeng Shuangrui Coal Co., Ltd. and Baofeng Xingsheng Coal Co., Ltd. and mines, in addition to any other acquisitions which might be completed, no later than March, 2011. The structure we plan to utilize for future acquisitions includes an up-front refundable deposit, a due diligence period and then several structured payments as milestones are met.

Preliminary FY11 Financial Discussion

We are providing detailed qualitative and financial information in order for investors to better understand our business model under normal business conditions. Once the moratorium has been lifted we plan to issue formal guidance.

We have a simplistic, dynamic and scalable business model. We have three primary businesses - coal mining, washed coal, and coking – with current capacity to produce and process 250,000 MT raw coal, 750,000 MT washed coal and 250,000 MT of coke per year. Two of our primary products, raw coal and washed coal, can be used internally to produce coking coal or sold to third parties. We can also purchase different grades and quantities of raw and washed coal from outside suppliers, depending on whether we can make more money by selling our internally-produced raw and washed coal for higher prices. In sum, by being involved with all major steps of the coal and coke production process, we have historically been able to (1) secure a steady supply of high quality coal and (2) maximize profits in each of our businesses based on market conditions. This type of flexibility differentiates SinoCoking from other companies involved exclusively in one step of the coal and coking process. Equally important, it has allowed our Company to continue generating profits and cash flows when any one business, such as coal mining, is under pressure.

Another advantage we have is our private railway. We can load all of our products from our production facilities onto railcars on our 4.5 km railway, which connects to a national railway network. This direct access not only allows us to serve our customers across the country efficiently, it also allows us to purchase coal from suppliers in other provinces when prices there are cheaper and transport it cost-effectively to our factories. Since it costs 5 RMB/MT to transport product on the national railway compared to 500 RMB/MT to send product on trucks, we save millions in transportation costs each year.

The following reflects an average annual forecast based on current market prices, assuming all of our businesses are operating under normal market conditions and at full capacity, and excludes seasonality. It also assumes no contribution from the new 850,000 coking facility that is still under construction.

	Production(2)	Price	Historical GM(3)	% of Sales

Raw coal:	250,000 MT	$76	30%-50%	3%
Washed coal:	600,000 MT	$126	50%-50%	33%
Coking:	250,000 MT	$209	20%-60%	61%
Byproducts:	150,000 MT	$52	40%-60%	3%
Acquisitions(1):	180,000 MT	N/A	N/A	N/A

Cash flow from operations: Approximately $12 million

(1)	Assumes the Company has 60% equity ownership of two coal mining acquisitions announced on August 17, 2010
(2)	Maximum capacity for each product line
(3)	Assumes average margins over the past three years

Not included in the forecast above are potential acquisitions which have not been announced. The Company will continue to evaluate acquisitions that would provide returns similar to the two deals we have already announced.

Finally, the forecast we provided above does not include our new 850,000 MT coking facility, which remains on schedule to commence production in the second quarter of calendar year 2011. When completed, we will more than double our existing coking capacity and also operate a more efficient facility. At full production, we estimate this new coking facility can generate approximately $100-$110 million of revenues and $20-$25 million of net income per fiscal year, with estimates assuming current market pricing.

While Management is disappointed with our fourth quarter performance and the temporary uncertainties surrounding our mining operations, we remain extremely optimistic about the Company’s strong strategic and financial position. With a strong cash position, available credit facility, positive cash flow, and multiple acquisition opportunities, SinoCoking is well positioned to emerge as a bigger and stronger company. With our new coking facility currently expected to be operational in less than twelve months, we see the opportunity for significant incremental growth during fiscal 2012.

About SinoCoking

SinoCoking Coal and Coke Chemical Industries, Inc., a Florida corporation (Nasdaq:SCOK - News), is a vertically-integrated coal and coke processor that uses coal from both its own mines and that of third-party mines to produce basic and value-added coal products for steel manufacturers, power generators, and various industrial users. SinoCoking currently has mining rights and capacity to extract 300,000 tons of coal per year from its own mines located in the Henan Province in central China. SinoCoking has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. SinoCoking also produces and supplies thermal coal to its customers in central China. SinoCoking, a Florida corporation, owns its assets and conducts its operations through its subsidiaries, Top Favour Limited, a British Virgin Islands holding company, Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd. ("Hongyuan"), Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. ("Hongli"), Baofeng Coking Factory, Baofeng Hongchang Coal Co., Ltd. and Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd.

For further information about SinoCoking, please refer to our periodic reports filed with the Securities and Exchange Commission.

Forward Looking Statement

This press release contains forward-looking statements, particularly as related to, among other things, the business plans of the Company, statements relating to goals, plans and projections regarding the Company's financial position and business strategy. The words or phrases "plans", "would be," "will allow," "intends to," "may result," "are expected to," "will continue," "anticipates," "expects," "estimate," "project," "indicate," "could," "potentially," "should," "believe," "think", "considers" or similar expressions are intended to identify "forward-looking statements." These forward-looking statements fall within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and are subject to the safe harbor created by these sections. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of local, regional, and global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place undue reliance on such statements. The Company does not undertake, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from the Company's expectations and estimates. The Company provides no assurances that any potential acquisitions will actually be consummated, or if consummated that such acquisitions will be on terms and conditions anticipated on the date of this press release, and the Company makes no assurances with regard to any results of any such acquisitions.

SinoCoking Coal and Coke Chemical Industries, Inc.

Sam Wu
Chief Financial Officer
Tel: +86-375-2882-999
Email: wuzan@vip.sina.com

HC International, Inc.
Ted Haberfield, Executive VP
Tel: +1-760-755-2716
Email: thaberfield@hcinternational.net
Web: http://www.hcinternational.net